LOGO
                             Universal Corporation

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE

                    CONTACT                               RELEASE
                Karen M. L. Whelan                        4:00 p.m. Eastern Time
                Phone:    (804) 359-9311
                Fax:      (804) 254-3594
                Email:    investor@universalleaf.com

            Universal Corporation's Henry H. Harrell to Retire as CEO
                          Allen B. King Named Successor
                    Richmond, VA, August 1, 2002 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, has announced his plans to retire as Chief Executive Officer of the Corporation effective December 31, 2002.

         Universal Corporation's Board of Directors has elected Allen B. King, currently President and Chief Operating Officer, to succeed Mr. Harrell as Chief Executive Officer as of January 1, 2003. Mr. Harrell will continue to serve as Chairman of the Board until his current term ends on October 28, 2003.

         Mr. King has been with Universal since 1969, and began his career in the areas of finance and international operations. He became Vice President of Universal Corporation in 1987, was elected Executive Vice President in October 1989, President in 1991, and President and Chief Operating Officer in December 1992.

         Mr. Harrell joined Universal in 1966. He became President of Universal Corporation in 1987, and was elected President and Chief Executive Officer in October 1988. He was elected Chairman and Chief Executive Officer in October 1991.

         Mr. Harrell stated, "I have long planned to retire at this age, having spent over 36 years with the Universal group and its many talented and dedicated employees. I do so with full confidence that Allen King and his management team are uniquely qualified to lead Universal to the next level of success. The Company is sound, and I am very encouraged by our prospects for the future."

         Mr. King noted, "I am honored that the Board of Directors has selected me to lead this outstanding company. I have worked closely with Henry Harrell for over 25 years, and together we have weathered significant industry challenges and change. The Company has a strong management team in place, and with their support, I am confident that we can build on Henry's vision and excellent record in the years ahead."

                                 -- M O R E --
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The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.
S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.



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